Page 1 of 15	EXHIBIT 10.3
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is effective as of June 7, 2005, by and between Henrik C. Slipsager (“Executive”) and ABM Industries Incorporated (“ABM”) for itself and on behalf of its subsidiary corporations as applicable herein.
WHEREAS, the subsidiaries of ABM are engaged in the building maintenance and related service businesses, and
WHEREAS, Executive is experienced in the administration, finance, marketing, and/or operation of such services, and
WHEREAS, ABM and its subsidiaries have invested significant time and money to develop proprietary trade secrets and other confidential business information, as well as invaluable goodwill among its customers, sales prospects and employees, and
WHEREAS, ABM and its subsidiaries have disclosed or will disclose to Executive such proprietary trade secrets and other confidential business information which Executive will utilize in the performance of his duties and responsibilities as Chief Executive Officer and under this Agreement; and
WHEREAS, Executive wishes to, or has been and desires to remain employed by ABM, and to utilize such proprietary trade secrets, other confidential business information and goodwill in connection with his employment;
NOW THEREFORE, Executive and ABM agree as follows:
1.	EMPLOYMENT. ABM hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement.

2.	TITLE. Executive’s title shall be President and Chief Executive Officer of ABM, subject to modification as mutually agreed upon by ABM and Executive.

3.	DEFINITIONS. The capitalized terms used in this agreement shall have the following definitions:
A.	“AAA” means the American Arbitration Association.

B.	“ABM” means ABM Industries Incorporated and its successors and assigns.

C.	“Base Salary” means the salary paid under Paragraph 7A for the applicable Fiscal Year.

D.	“Board” means the Board of Directors of ABM.

E.	“Bonus” means a performance-based bonus payable under Paragraph 7B of this Agreement.

F.	“Company” means ABM, its subsidiaries, successors, and assigns.

G.	“Compensation Committee” means the Compensation Committee of the Board.

H.	“EPS” means earnings per share for the applicable Fiscal Year as reported by ABM in its Annual Report on Form 10-K.

I.	“Executive” means Henrik C. Slipsager.

J.	“Extended Term” means the period for which this agreement is extended under Paragraph 15 of this Agreement.

K.	“Fiscal Year” means the period beginning on November 1 of a calendar year and ending on October 31 of the following calendar year or such other period as shall be designated by the Board as ABM’s fiscal year.

L.	“Independent Directors” means the directors designated by the Board of Directors as independent directors, which persons shall qualify as independent under the rules and regulations of the New York Stock Exchange.

M.	“Independent Majority” means a majority of the Independent Directors present at a duly constituted meeting of the Board.

N.	“Initial Term” is the period beginning on June 7, 2005 and ending October 31, 2008 unless sooner terminated under Paragraph 16 of this Agreement.

O.	“Insurance Contribution” means ABM’s contribution to provide group health and life insurance for Executive and excludes any payment by Executive for such coverage.

P.	“Just Cause” means (i) theft or dishonesty, (ii) more than one instance of neglect or failure to perform employment duties, (iii) more than one instance of inability or unwillingness to perform employment duties, (iv) insubordination, (v) abuse of alcohol or other drugs or substances affecting Executive’s performance of his employment duties, (vi) material and willful breach of this Agreement, (vii) other misconduct, unethical or unlawful activity, (viii) a conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof, or (ix) a conviction of or plea of “guilty” or “no contest” to a misdemeanor involving a crime of moral turpitude under the laws of the United States or any state thereof.

Q.	“Modification Period” means the remainder of the Initial or the then current Extended Term, as applicable, of this Agreement, following the change in Executive’s employment status from that of a full-time employee to that of a part-time employee under Paragraph 14 of this Agreement.

R.	“Performance Assessment” means the Compensation Committee’s annual assessment of Executive’s performance against the Performance Criteria.

S.	“Performance Criteria” means the performance criteria for Executive established annually by the Compensation Committee in accordance with Paragraph 7B of this Agreement.

T.	“Proprietary Information” means the Company’s proprietary trade secrets and other confidential information not in the public domain, including but not limited to specific customer data such as: (i) the identity of the Company’s customers and sales prospects, (ii) the nature, extent, frequency, methodology, cost, price and profit associated with services and products purchased from the Company, (iii) any particular needs or preferences regarding its service or supply requirements, (iv) the names, office hours, telephone numbers and street addresses of its purchasing agents or other buyers, (v) its billing procedures, (vi) its credit limits and payment practices, and (vii) its organization structure.

U.	“Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor statute.

V.	“Significant Transaction” means the Company’s acquisition or disposition of a business or assets which ABM is required to report under Item 2.01 of Form 8-K under the rules and regulations issued by the Securities and Exchange Commission.

W.	“State of Employment” means California.

X.	“Target Bonus” means 50% of Executive’s Base Salary.

Y.	“Total Disability” means Executive’s inability to perform his duties under this Agreement and shall be deemed to occur on the 91st consecutive or non-consecutive calendar day within any 12 month period that Executive is unable to perform his duties under this Agreement because of any physical or mental illness or disability.

Z.	“WTC Related Gain” means the total amount of all items of income included in ABM’s audited consolidated financial statements for any Fiscal Year that result from ABM’s receipt of insurance proceeds or other compensation or damages due to ABM’s loss of property, business or profits as a result of the destruction of the World Trade Center on September 11, 2001.

4.	DUTIES & RESPONSIBILITIES. Executive shall assume and perform such executive or managerial duties and responsibilities as are assigned from time-to-time by ABM’s Board of Directors, to which Executive shall report and be accountable.

5.	TERM OF AGREEMENT. This agreement shall end on October 31, 2008, unless sooner terminated pursuant to Paragraph 16 or later extended to an Extended Term under Paragraph 15 of this Agreement.

6.	PRINCIPAL OFFICE. During the Initial Term and any Extended Term, as applicable, of this Agreement, Executive shall be based at an ABM office located in the State of Employment or such other location as shall be mutually agreed upon by ABM and Executive.

7.	COMPENSATION. ABM agrees to compensate Executive, and Executive agrees to accept as compensation in full, for Executive’s assumption and performance of duties and responsibilities pursuant to this Agreement:
A.	SALARY. A salary paid in equal installments no less frequently than semi-monthly at the annual rate of $677,950. Executive shall be eligible, at the sole discretion of the Independent Majority, to receive a merit increase based on Executive’s job performance or for any other reason deemed appropriate by the Independent Majority.

B.	BONUS. Subject to subparagraphs (iii), (iv) and (v) below, Executive shall be entitled to a Bonus for each Fiscal Year, as follows:
i.	Executive’s Bonus may range from 0% to 150% of the Target Bonus and shall be based on the Performance Assessment of Executive for the applicable Fiscal Year evaluated on the basis of the Performance Criteria. Performance Criteria may include both ABM and individual objectives, may be both qualitative and quantitative in nature and shall be established and communicated to Executive within 90 days after the beginning of the Fiscal Year for which they apply. The Performance Assessment for each Fiscal Year shall be the responsibility of the Compensation Committee. The determination of the Bonus amount for each Fiscal Year shall be determined by the Independent Majority following its receipt of the Compensation Committee’s Performance Assessment.

ii.	The Compensation Committee reserves the right at any time to adjust the Performance Criteria in the event of a Significant Transaction and/or for any unanticipated and material events that are beyond the control of ABM, including but not limited to acts of god, nature, war or terrorism, or changes in the rules for financial reporting set forth by the Financial Accounting Standards Board, the Securities and Exchange Commission, rules of the New York Stock Exchange and/or for any other reason which the Compensation Committee determines, in good faith, to be appropriate.

iii.	ABM shall pay Executive the Bonus for each Fiscal Year following completion of the audit of ABM’s financial statements for such Fiscal Year and within 10 days after determination of the Bonus by the Independent Majority. In the event of modification of employment under Paragraph 14 or termination of employment hereunder other than (a) a termination under Paragraph 16B or (b) a termination under Paragraph 16C for reasons other than Executive’s health, ABM shall pay Executive, within 75 days thereafter, a prorated portion of the Target Bonus based on the fraction of the Fiscal Year that has been completed prior to the date of modification or termination.

iv.	Absent bad faith or material error, any conclusions of the Compensation Committee or the Independent Majority with respect to the Performance Criteria, the Performance Assessment, or the Actual Bonus shall be final and binding upon Executive and ABM.

v.	No Bonus for any Fiscal Year of ABM (other than the payment of a prorated portion of the Target Bonus under Paragraph 7B(iii) following a modification or termination of employment) shall be payable unless ABM’s EPS for the Fiscal Year then ending is equal to or greater than 80% of ABM’s EPS for the previous Fiscal Year of ABM, in each case excluding any gains and losses from sales of discontinued operations and any WTC Related Gain.

vi.	Notwithstanding any other provision of this Agreement, the Independent Majority may, prior to the beginning of any Fiscal Year, approve and notify the Executive of a modification to the Target Bonus or the bonus range set forth in subparagraph (i) above. The Independent Majority’s decision in this regard shall be deemed final and binding on Executive. In addition, the Independent Majority may grant a discretionary incentive bonus to Executive at any time in its sole discretion.
C.	FRINGE BENEFITS. Executive shall receive the then current fringe benefits generally provided by ABM to its Executives. Such benefits may include but not be limited to the use of an ABM-leased car or a car allowance, group health benefits, long-term disability benefits, group life insurance, sick leave and vacation. Each of these fringe benefits is subject to the applicable ABM policy at all times. Executive expressly agrees that should he terminate employment with ABM for the purpose of being re-employed by an ABM subsidiary or affiliate, he shall “carry-over” any previously accrued but unused vacation balance to the books of the affiliate. ABM reserves the right to add, increase, reduce or eliminate any fringe benefit at any time, but no such benefit or benefits shall be reduced or eliminated as to Executive unless generally reduced or eliminated as to senior executives at ABM.

D.	LIMIT. To the extent that any compensation to be paid to Executive under this Agreement would cause compensation payable to Executive to be non-deductible by ABM as a result of the $1 million compensation limit provisions of Section 162(m), Executive agrees that any such amount in excess of $1 million shall not be paid out to Executive but shall be deferred by Executive under the ABM Deferred Compensation Plan. The distribution of such deferred amounts will be made only after Executive is no longer considered a “covered employee” as defined in Section 162(m). Amounts deferred by Executive will be credited with interest or gains and losses in accordance with the ABM Deferred Compensation Plan.

E.	POST RETIREMENT HEALTH INSURANCE ASSISTANCE. If and only after Executive retires from employment with ABM at age 65 or later and concluding no later than 10 years thereafter, ABM shall pay Executive $10,000 per year to assist Executive in purchasing health insurance for Executive and his spouse; provided, however, that such payment shall be reduced to $5,000 per year upon the death of Executive’s spouse. In the event that Executive dies prior to the expiration of such ten-year period, ABM shall pay Executive’s surviving spouse $5,000 per year until the first to occur of (i) the death of Executive’s spouse or (b) the end of the ten-year period. In the event that Executive retires, dies, or otherwise terminates employment prior to age 65, ABM shall have no obligations under this Paragraph 7E.
8.	PAYMENT OR REIMBURSEMENT OF BUSINESS EXPENSES. ABM shall pay directly or reimburse Executive for reasonable business expenses of ABM incurred by Executive in connection with ABM business in accordance with the ABM Travel & Entertainment Policy, and approved in accordance with policies and procedures adopted by the Audit Committee of the Board.

9.	BUSINESS CONDUCT. Executive shall comply with all applicable laws pertaining to the performance of this Agreement, and with all lawful and ethical rules, regulations, policies, codes of conduct, procedures and instructions of Company, including but not limited to the following:
A.	GOOD FAITH. Executive shall not act in any way contrary to the best interest of the Company.

B.	BEST EFFORTS. During all full-time employment hereunder, Executive shall devote full working time and attention to ABM.

C.	VERACITY. Executive shall make no claims or promises to any employee, supplier, contractor, customer or sales prospect of the Company that are unauthorized by the Company or are in any way untrue.

D.	POSSIBLE CHANGE OF CONTROL. Executive agrees that if he is approached by any person to discuss a possible acquisition or other transaction that could result in a change of control of ABM, Executive will immediately advise ABM’s General Counsel and Chair of the Governance Committee of the Board.

E.	CODE OF BUSINESS CONDUCT. Executive agrees to fully comply with and annually execute a certification of compliance with ABM’s Code of Business Conduct.

F.	OTHER LAWS. Executive agrees to fully comply with the other laws and regulations that govern his performance and receipt of compensation under this Agreement, including but not limited to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.
10.	NO CONFLICT. Executive represents to ABM that Executive is not bound by any contract with a previous employer or with any other business that might prevent Executive from entering into this Agreement. Executive further represents that he is not bound by any other contracts or covenants that in any way restrict or limit Executive’s activities in relation to his or her employment with ABM that have not been fully disclosed to ABM prior to the signing of this Agreement.

11.	COMPANY PROPERTY. ABM shall, from time to time, entrust to the care, custody and control of Executive certain of the Company’s property, such as motor vehicles, equipment, supplies, passwords and electronic and paper documents. Such documents may include, but shall not be limited to, customer lists, financial statements, cost data, price lists, invoices, forms, electronic files and media, mailing lists, contracts, reports, manuals, personnel files or directories, correspondence, business cards, copies or notes made from Company documents and documents compiled or prepared by Executive for Executive’s use in connection with Company business. Executive specifically acknowledges that all such items, including passwords and documents, are the property of the Company, notwithstanding their preparation, care, custody, control or possession by Executive at any time(s) whatsoever.

12.	GOODWILL & PROPRIETARY INFORMATION. In connection with Executive’s employment hereunder:
A.	PROPRIETARY INFORMATION. Executive agrees to utilize and further the Company’s goodwill among its customers, sales prospects and employees, and acknowledges that the Company may disclose to Executive and Executive may disclose to the Company Proprietary Information.

B.	DUTY OF LOYALTY. Executive agrees that the Proprietary Information and the Company’s goodwill have unique value to the Company, are not generally known or readily available to the Company’s competitors, and could only be developed by others after investing significant time and money. ABM makes the Proprietary Information and the Company’s goodwill available to Executive in reliance on Executive’s agreement to hold the Proprietary Information and the Company’s goodwill in trust and confidence. Executive hereby acknowledges that to use this Proprietary Information and the Company’s goodwill other than for the benefit of the Company would be a breach of such trust and confidence and a violation of Executive’s duty of loyalty to the Company.
13.	RESTRICTIVE COVENANTS. In recognition of Paragraph 12 above, Executive hereby agrees that during the term of this Agreement and thereafter as specifically agreed herein:
A.	NON-SOLICITATION OF EMPLOYEES. While employed by ABM and for a period of one year following Executive’s termination of employment, Executive shall at no time directly or indirectly solicit or otherwise encourage or arrange for any employee to terminate employment with the Company except in the proper performance of this Agreement.

B.	NON-DISCLOSURE. Except in the proper performance of this Agreement, Executive shall not directly or indirectly disclose or deliver to any other person or business, any Proprietary Information obtained directly or indirectly by Executive from, or for, the Company.

C.	NON-SOLICITATION OF CUSTOMERS. Executive agrees that for a reasonable time after the termination of this Agreement, which Executive and ABM hereby agree to be one year, Executive shall not directly or indirectly, for Executive or for any other person or business, seek, solicit, divert, take away, obtain or accept any customer account or sales prospect with which Executive had direct business involvement on behalf of the Company within one year prior to termination of this Agreement. In addition, Executive agrees that at all times after the termination of this Agreement, Executive shall not seek, solicit, divert, take away, obtain or accept the patronage of any customer or sales prospect of ABM through the direct or indirect use of any Proprietary Information or by any other unfair or unlawful business practice.

D.	NON-DISPARAGEMENT. During Executive’s employment with ABM and for a period of two years following termination of employment (whether voluntary or involuntary), Executive agrees not to make any comment or take any action which disparages, defames, or places in a negative light the Company, its past and present officers, directors, and employees. ABM agrees that during this same period, its officers and directors shall refrain from making any comment or taking any action to disparage, defame, or place Executive in a negative public light.

E.	COOPERATION. Upon termination of employment hereunder, Executive shall cooperate with Company in its defense or prosecution of any current or future matter in any forum, including but not limited to lawsuits, federal, state or local agency claims, audits and investigations, and internal and external investigations concerning any matter in which he was involved during his employment with ABM or about which he has or should have knowledge and information. Executive’s cooperation shall include, but is not limited to, meeting with ABM’s in-house and/or outside attorneys, communicating his knowledge of relevant facts to ABM’s attorneys, experts, consultants, investigators, executives, management and human resources employees and other representatives, reviewing and commenting on any relevant documents, preparing any requested documentation and testifying at depositions, hearings, arbitrations, trials and any other forum at which Executive’s participation and testimony is requested by ABM. In performing the tasks outlined in this Paragraph 13E, Executive shall be bound by the covenants of good faith and veracity set forth in Paragraph 9 of this Agreement and as outlined in ABM’s Code of Business Conduct and Ethics. In performing responsibilities under this Paragraph 13E, Executive shall be compensated for his time at an hourly rate of $400 per hour.
F.	LIMITATIONS. Nothing in this Agreement shall be binding upon the parties to the extent it is void or unenforceable for any reason in the State of Employment, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices.
14.	MODIFICATION OF EMPLOYMENT. At any time during the then current Initial or Extended Term, as applicable, of this Agreement, upon approval of a majority of the non-management directors of the Board, the Board shall have the absolute right, with or without cause and without terminating this Agreement or Executive’s employment hereunder, to remove Executive as Chief Executive Officer and to modify the nature of Executive’s employment for the remainder of the then current Initial or Extended Term, as applicable, from that of a full-time employee to that of a part-time employee. The Modification Period shall commence immediately upon ABM giving Executive written notice of such change.
A.	MODIFICATION ACTIONS. Upon commencement of the Modification Period: (i) Executive shall immediately resign as an officer and/or director of ABM and of any ABM subsidiaries, as applicable, (ii) Executive shall promptly return all Company property in Executive’s possession to Company, including but not limited to any motor vehicles, equipment, supplies and documents set forth in Paragraph 11 of this Agreement, and (iii) ABM shall pay Executive when due any and all previously earned, but as yet unpaid, salary, Bonus pursuant to Paragraph 7B(iii), or other contingent compensation, reimbursement of business expenses and fringe benefits.

B.	MODIFICATION OBLIGATIONS. During the Modification Period: (i) Executive shall be deemed a part-time employee and not a full-time employee of ABM, (ii) Executive shall provide ABM with such occasional executive or managerial services as reasonably requested by the person(s) designated by the Board, except that failure to render such services by reason of any physical or mental illness or disability other than Total Disability or death, or unavailability because of absence from the State of Employment, shall not affect Executive’s right to receive payments under subparagraph 14B(iii), (iii) ABM shall continue to pay Executive’s monthly salary pursuant to Paragraph 7A of this Agreement and shall pay directly to Executive a monthly amount equal to the Insurance

Contribution immediately prior to the beginning of the Modification Period, (iv) Executive shall not be eligible or entitled to receive a Bonus with respect to the Modification Period or participate in any bonus or fringe benefits other than the ABM Employee Stock Purchase Plan and 401(k) plan provided that Executive continues to qualify under the terms of such plans, (v) Executive may exercise rights under COBRA to obtain medical insurance coverage as may be available to Executive, and (vi) ABM shall pay directly or reimburse Executive in accordance with the provisions of Paragraph 8 of this Agreement for reasonable business expenses of ABM incurred by Executive in connection with such services requested by the person(s) designated by the Board.
C.	MODIFICATION PERIOD. The Modification Period shall continue until the earlier of: (i) Total Disability or death, (ii) termination of this Agreement by ABM for Just Cause, (iii) Executive accepts employment or receives any other compensation from operating, assisting or otherwise being involved or associated with any business that is similar to or competitive with any business in which Company is engaged on the commencement date of the Modification Period, or (iv) expiration of the then current Initial or Extended Term, as applicable, of this Agreement.
15.	EXTENSION OF EMPLOYMENT.
A.	RENEWAL. Absent at least 90 days written notice of termination of employment or notice of non-renewal from ABM to Executive prior to expiration of the then current Initial or Extended Term, as applicable, of this Agreement, employment hereunder shall continue for an Extended Term (or another Extended Term, as applicable) of one year.

B.	NOTICE OF NON-RENEWAL. In the event that notice of non-renewal is given 90 days prior to the expiration of the then Initial or Extended Term, as applicable, of this Agreement, employment shall continue on an “at will” basis following the expiration of such Initial or Extended Term. In such event, ABM shall have the right to terminate Executive’s employment or to change the terms and conditions of Executive’s employment, including but not limited to Executive’s position and/or compensation .
16.	TERMINATION OF EMPLOYMENT.
A.	TERMINATION UPON EXPIRATION OF TERM. Subject to at least 90 days prior written notice of termination of employment, Executive’s employment shall terminate, with or without cause, at the expiration of the then current Initial or Extended Term. ABM has the option, without terminating this Agreement, of placing Executive on a leave of absence at the full compensation set forth in Paragraph 7 of this Agreement, for any or all of such notice period.

B.	TERMINATION FOR CAUSE. ABM may terminate Executive’s employment hereunder at any time during the then current Initial or Extended Term, as applicable, of this Agreement, without notice subject only to a good faith determination by a majority of the Board of Just Cause.

C.	VOLUNTARY TERMINATION BY EXECUTIVE. At any time during the then current Initial or Extended Term, as applicable, of this Agreement and with or without cause, Executive may terminate employment hereunder by giving ABM 90 days prior written notice.

D.	DISABILITY OR DEATH. Employment hereunder shall automatically terminate upon the Total Disability or death of Executive. ABM shall pay when due to Executive or, upon death, Executive’s designated beneficiary or estate, as applicable, any and all previously earned, but as yet unpaid, salary, Bonus, other contingent compensation, reimbursement of business expenses and fringe benefits which would have otherwise been payable to Executive under this Agreement, through the end of the month in which Total Disability or death occurs.

E.	ACTIONS UPON TERMINATION. Upon termination of employment hereunder, Executive shall immediately resign as an officer and/or director of ABM and of any ABM subsidiaries or affiliates, as applicable. Executive shall promptly return and release all Company property in Executive’s possession to Company, including but not limited to, any motor vehicles, equipment, supplies, passwords and documents set forth in Paragraph 11 of this Agreement. ABM shall pay Executive when due any and all previously earned, but as yet unpaid, salary, Bonus, other contingent compensation, reimbursement of business expenses and fringe benefits.
17.	GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Employment.

18.	DISPUTE RESOLUTION.
A.	ARBITRATION. Except as provided in Paragraph 18B below, any claim or dispute related to or arising from this Agreement (whether based in contract, statute or tort, in law or equity) including, but not limited to, claims or disputes between Executive and Company or its directors, officers, employees and agents regarding Executive’s employment or termination of employment hereunder, or any other business of Company, shall be resolved by binding arbitration in accordance with the following procedures:
i.	The arbitration shall be administered by AAA.

ii.	Except as modified herein, the arbitration proceeding shall be administered pursuant to AAA’s Commercial Rules.

iii.	The parties will mutually agree upon two neutral arbitrators who shall be respectively designated the “Pre-hearing Arbitrator” and the “Hearing Arbitrator.” The Pre-hearing Arbitrator shall preside over all issues or disputes arising prior to the hearing on the merits, including discovery issues and pre-hearing motions. The Hearing Arbitrator shall preside over the formal hearing on the merits and shall have the sole authority to issue a final and binding award in the matter.

iv	The parties may conduct the following discovery as a matter of right: (a) two depositions per side, (b) 35 non-compound interrogatories per side, which shall be answered under penalty of perjury by the responding party, (c) 35 non-compound document requests, which shall be answered under penalty of perjury by the responding party. Any additional discovery shall only take place as stipulated by the parties, as provided by the AAA’s Commercial Rules, or as ordered by the Pre-hearing Arbitrator.

v.	The Pre-hearing Arbitrator shall hear and rule upon such motions for summary judgment or summary adjudication as might be made by either party. Upon receipt of such a motion, the Pre-hearing Arbitrator shall consult with the parties and establish both a hearing date and a briefing schedule which allows an opposition and reply submission prior to the hearing.

vi.	The cost of such arbitration shall be borne by ABM.

vii.	Any such arbitration must be requested in writing within one year from the date the party initiating the arbitration knew or should have known about the claim or dispute, or all claims arising from that dispute are forever waived.

viii.	Any such arbitration shall be held in the city and/or county of employment hereunder. Judgment upon the award rendered through such arbitration may be entered and enforced in any court having proper jurisdiction.
B.	LITIGATION / COURT ACTION. Disputes involving the threatened or actual breach of obligations set forth in Paragraphs 12 and 13 of this Agreement shall not be subject to arbitration. Rather, any such disputes shall be resolved through civil litigation, which may be filed in any court of competent jurisdiction.
19.	REMEDIES & DAMAGES.
A.	INJUNCTIVE RELIEF. The parties agree that compliance with Paragraphs 12 and 13 of this Agreement is necessary to protect the business and goodwill of the Company, and that any breach of such Paragraphs will result in irreparable and continuing harm to Company, for which monetary damages may not provide adequate relief. Accordingly, in the event of any actual or threatened breach of

Paragraphs 12 and 13 of this Agreement by Executive, ABM and Executive agree that ABM shall be entitled to all appropriate remedies, including temporary restraining orders and injunctions enjoining or restraining such actual or threatened breach. Executive hereby consents to the issuance thereof forthwith by any court of competent jurisdiction.
B.	WITHHOLDING AUTHORIZATION. To the fullest extent permitted under the laws of the State of Employment hereunder, Executive authorizes ABM to withhold from any severance payments otherwise due to Executive and from any other funds held for Executive’s benefit by ABM, any damages or losses sustained by Company as a result of any material breach or other material violation of this Agreement by Executive, pending resolution of the underlying dispute as provided in Paragraph 18 above.
20.	NO WAIVER. Failure by either party to enforce any term or condition of this Agreement at any time shall not preclude that party from enforcing that provision, or any other provision of this Agreement, at any later time.

21.	SEVERABILITY. The provisions of this Agreement are severable. If any arbitrator (or court as applicable hereunder) rules that any portion of this Agreement is invalid or unenforceable, the arbitrator’s or court’s ruling shall not affect the validity and enforceability of other provisions of this Agreement. It is the intent of the parties that if any provision of this Agreement is ruled to be overly broad, the arbitrator or court shall interpret such provision with as much permissible breadth as is allowable under law rather than consider such provision void.

22.	SURVIVAL. All terms and conditions of this Agreement which by reasonable implication are meant to survive the termination of this Agreement, including but not limited to the provisions of Paragraphs 13 and 18 of this Agreement, shall remain in full force and effect after the termination of this Agreement.

23.	REPRESENTATIONS. Executive represents and agrees that he has carefully read and fully understands all of the provisions of this Agreement, that he is voluntarily entering into this Agreement and has been given an opportunity to review all aspects of this Agreement with an attorney, if he chooses to do so.

24.	NOTICES.
A.	ADDRESSES. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and delivered in person, or sent prepaid by certified mail, bonded messenger or overnight express, to the party named at the address set forth below or at such other address as either party may hereafter designate in writing to the other party:

Executive:	Henrik C. Slipsager
17 Stratton Road
Purchase, NY10577

ABM:	ABM Industries Incorporated
160 Pacific Avenue, Suite 222
San Francisco, CA 94111
Attention: Board of Directors

Copy:	ABM Industries Incorporated
160 Pacific Avenue, Suite 222
San Francisco, CA 94111
Attention: General Counsel
B.	RECEIPT. Any such notice shall be assumed to have been received when delivered in person or 48 hours after being sent in the manner specified above.
23.	ENTIRE AGREEMENT. Unless otherwise specified herein, this Agreement sets forth every contract, understanding and arrangement as to the employment relationship between Executive and ABM, and may only be changed by a written amendment signed by both Executive and ABM.
A.	NO EXTERNAL EVIDENCE. The parties intend that this Agreement speak for itself, and that no evidence with respect to its terms and conditions other than this Agreement itself may be introduced in any arbitration or judicial proceeding to interpret or enforce this Agreement.

B.	SUPERSEDES OTHER AGREEMENTS. It is specifically understood and accepted that this Agreement supersedes all oral and written employment agreements between Executive and ABM prior to the date of this Agreement as well as all conflicting provisions of Company’s Human Resources Manual, including but not limited to the termination, discipline and discharge provisions contained therein.

C.	AMENDMENTS. This Agreement may not be amended except in a writing approved by the Board and signed by the Executive and the Chair of the Compensation Committee.

IN WITNESS WHEREOF, Executive and the Chair of the Compensation Committee of the Board have executed this Agreement as of the date set forth above.

Executive: Henrik C. Slipsager

Signature:	/s/ Henrik C. Slipsager

Date:	June 14, 2005

ABM: ABM Industries Incorporated

Signature:	/s/ Maryellen C. Herringer

Maryellen C. Herringer

Title:	Chair of the Compensation Committee of the Board of Directors

Date:	June 14, 2005